9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Joe Weigel Director of Marketing and Communication (800) CELADON Ext. 7006 (317) 972-7006 Direct jweigel@celadontrucking.com	December 30, 2016

CELADON GROUP ANNOUNCES CLOSING OF JOINT VENTURE WITH ELEMENT FLEET MANAGEMENT

•	Joint venture combines over 10,000 leasing assets under common management and ownership, creating a leading equipment lessor to the trucking industry
•	Celadon's Quality Companies business unit contributes leasing assets and increases its recurring service revenue as service provider to the joint venture
•	Non-controlling interest in joint venture to be accounted for under the equity method

INDIANAPOLIS – Celadon Group, Inc. (NYSE:CGI) (“Celadon”) announced today that it has entered into a joint venture agreement with Element Transportation LLC ("Element"), a subsidiary of Element Fleet Management (TSX:EFN). The joint venture will hold leasing assets managed by Celadon's Quality Companies, LLC business unit ("Quality") and formerly held by a combination of Celadon (including, Element, and 19th Capital Group, LLC ("19th Capital"), a Delaware limited liability company.

Company Statement
Chairman and Chief Executive Officer Paul Will commented:  "We are very pleased to announce the closing of our previously announced joint venture transaction with Element.  Since August, we have been working diligently with the Element team to structure a high quality, well-capitalized business that will provide excellent transportation assets and high quality service to our customers.  With the interests and investments of Element and Celadon strongly aligned, an experienced management team, and the resources to optimize leasing assets, the joint venture has the components for success.  The support and business acumen of the Element team were instrumental to the process, and we appreciate their partnership.

"In addition to capitalizing a strong joint venture, the transactions furthered Celadon's goals of exiting the capital intensive component of the leasing business, reducing balance sheet debt, and converting our Quality Companies unit primarily to an asset light business.  We believe the transaction has multiple benefits for our stockholders and are excited to be able to focus our resources on the trucking side of the business."

“We have built a long-term relationship with Celadon, and we are excited to deepen our partnership," stated Bradley Nullmeyer, Chief Executive Officer of Element.  "This joint venture expands Element’s position in the Class 8 tractor sector and provides a great opportunity to broaden our range of fleet services across a larger market, with a great partner.”

About the Joint Venture
The joint venture represents the combination of the former equipment leasing portfolios of Celadon, Element, and 19th Capital that were managed by Quality. The joint venture holds over 10,000 tractors for use in leasing operations, with a business plan focused on leasing to trucking fleets.  The joint venture is considered to be one of the leading lessors to this market, with an augmented and experienced management team that is focused on driving excellence throughout the business.

The joint venture was formed through recapitalizing 19th Capital. The former owners of 19th Capital (including Celadon's former Class A and Class B interests) were redeemed using pre-transaction cash of 19th Capital, and new equity was contributed by Celadon and Element to establish the post-transaction capitalization.  Celadon’s contribution includes cash and lease equipment totaling $100 million in value in exchange for its equity in the joint venture.  The cash component was more than offset by proceeds of redemption, settlement of the deferred purchase price on assets sold to 19th Capital in FY2016, and collection of an amount relating to the terminated pre-joint venture arrangements.  After the contributions, each of Celadon and Element own approximately 49.99% of the joint venture's equity, with employees of 19th Capital holding the remainder.

As part of the transaction, all previous agreements between Celadon, Element, 19th Capital, and their respective affiliates, have been terminated or assumed by the joint venture with no liability of Celadon. Quality has entered into a new Service Agreement with the joint venture and will provide leasing management services in exchange for a monthly fee per tractor.

Additional Information
In addition to closing the joint venture, Celadon received approximately $50 million in cash proceeds from the sale of equipment associated with the Quality business at net book value for use by the joint venture.  This sale and the equity contribution of equipment substantially reduced the Company's equipment held for sale, leased assets held for sale, and leased assets.

The Company will file a Form 8-K containing additional information within the required timeframe.

About Celadon Group
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-protect, flatbed and expedited freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could impact results as provided in various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

Back to Form 8-K